MANAGEMENT INCENTIVE PLAN

DECKERS OUTDOOR CORPORATION
MANAGEMENT INCENTIVE PLAN

This Management Incentive Plan (the “Plan”) was adopted by the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Deckers Outdoor Corporation (“Deckers” or “Company”) on June 26, 2015. For each fiscal year (the “Plan Year”), the Compensation Committee shall adopt a Plan Year Detail Schedule (the “Schedule”) substantially in the form attached hereto setting forth the specific terms and conditions of the Plan for Plan Year. The principal provisions of the Plan are set forth below:

Pursuant to Which Incentive Plan	As set forth in the Schedule for each Plan Year
Plan Effective Date	As set forth in the Schedule for each Plan Year
Plan Period	As set forth in the Schedule for each Plan Year
Anticipated Payment Determination Date	As set forth in the Schedule for each Plan Year
Purpose of Plan
The purpose of the Plan is to align the cash incentive compensation that may be earned by certain Company employees with the Company’s achievement of business and financial objectives that the Compensation Committee or Management, as appropriate, believes will assist the Company in achieving its business and strategic objectives, including, but not limited to, driving profitability, increasing cash flow and enhancing operational effectiveness.

Section 16 Officers And Other Employees
The Compensation Committee shall make all determinations under this Plan for the Company’s Section 16 Officers and employees who are or may be subject to Section 162(m). The Compensation Committee delegates to the CEO or his designees (“Management”) all determinations for all other employees under this Plan. To the extent that Management selects performance goals for employees that are the same goals as established by the Compensation Committee for Section 16 Officers, Management shall use the performance metric values as set forth by the Compensation Committee. Furthermore, any performance goals selected by Management shall be based on the Board-approved budget for the relevant fiscal year.

Eligibility as Participant
Deckers’ and its affiliates’ employees with eligible job titles as set forth in the Schedule for each Plan Year are generally eligible to participate in the Plan (each such employee, a “Participant”); provided, however, that other than employees who are or may be subject to Section 162(m), Management shall have the discretion to designate all non-Section 16 Officer Participants as it deems appropriate.
A Participant will be eligible to receive a cash incentive payment under the Plan if, throughout the Plan Period and until the date the cash incentive payments are actually made, the Participant:

1.    Continuously serves as a full-time employee of the Company or its affiliates. Continuous employment does not include unpaid leaves of absence unless the leave is required by law or approved in writing by the Company or its affiliates. If, prior to the date the cash incentive payments are actually made, Participant ceases to serve as a full-time employee of the Company or its affiliates due to death, retirement or “Disability” (as defined in the relevant incentive plan), payment shall be as set forth in the Schedule for each Plan Year.

2.    Refrains from engaging, directly or indirectly, in any activity that competes with Deckers’ business (as conducted at any point during the Plan Period), as determined by the Compensation Committee or Management, as appropriate;

3.    Refrains from engaging in any activity that could be construed as misconduct, as determined by the Compensation Committee or Management, as appropriate;

4.    Maintains an acceptable employee performance rating, as determined by the Participant’s direct supervisor (or, in the case of the Chief Executive Officer, the Board of Directors); and

5.    A Participant shall not be eligible to participate in the Plan if the Participant is eligible to participate in another Deckers non-equity incentive plan, as determined by the Compensation Committee or Management, as appropriate.

If a Deckers employee is hired, promoted, or transferred from an ineligible job to an eligible job (as determined by reference to the Schedule) on or before the last day of Deckers’ third fiscal quarter, the employee is eligible to become a Participant, subject to compliance with Section 162(m) for employees who are or may be subject thereto. A Deckers’ employee who is initially hired, promoted or transferred to an eligible job after that date, or at any time during Deckers’ fourth fiscal quarter, is not eligible to become a Participant, unless otherwise determined by the Compensation Committee or Management, as appropriate. See the section entitled “Proration of Cash Incentive Payments” for additional information.

The Compensation Committee or Management, as appropriate, reserves the right to make such changes to the definition of Participant, as well as to the criteria that must be met for a Participant to be eligible to receive a cash incentive payment under the Plan, as it deems necessary or appropriate.

Target Cash Incentive Payments
No Participant shall be entitled to receive a cash incentive payment under the Plan of more than the amount set forth in the Schedule with respect to the Plan Period, unless otherwise determined by the Compensation Committee or Management, as appropriate. The target cash incentive payment that may be paid to each Participant under the Plan shall be expressed as a percentage of the Participant’s salary as of the last day of February of the Plan Period, or other reasonable metric, which shall be set by the Compensation Committee for Section 16 Officers and set forth on the Schedule and which shall be set by Management for all other Participants. The method by which Management will communicate the calculation of target incentive payments to other Participants shall be set forth on the Schedule.

Determination of Cash Incentive Payments
The actual incentive payment to be paid to each Participant under the Plan shall be determined by reference to Deckers’ and Participant’s achievement of specified business and financial measures for the Plan Period. The business and financial performance measures, as well as the targeted amounts for such measures, shall be established by the Compensation Committee for the Section 16 Officers and employees who are or may be subject to Section 162(m) at the beginning of the Plan Period, and in no event later than 90 days following the commencement of the Plan Period.

Each business and financial measure shall be assigned a percentage weighting that shall be used to determine the portion of the target cash incentive payment that can be earned as a result of Deckers’ and Participant’s achievement relative to that measure. The performance relative to each business or financial measure must meet or exceed the threshold level in order for any cash incentive payment to be made.

The business and financial performance measures applicable to the Plan Period, along with the respective weightings assigned to each, for the Section 16 Officers are set forth on the Schedule. The method for how Management will communicate the business and financial performance measures applicable to the Plan Period, along with the respective weightings assigned to each, for other Participants shall be set forth in the Schedule.

Proration of Cash Incentive Payments
Any cash incentive payment a Participant may be eligible to receive under the Plan shall be prorated based upon the total number of days in the Plan Period actually worked by the Participant in an eligible job relative to the number of work days in the Plan Period. For purposes of clarity, this “Proration of Cash Incentive Payments” section only applies to those Participants who enter an eligible job after the Plan Period has begun.
Employees who become Participants for the first time in the fiscal year as a new hire, transfer, or promotion will have their cash incentive payment pro-rated to reflect the effective date of their event; provided that, in order to be eligible to be a Participant, such event must occur on or before the last day of the third fiscal quarter, subject to compliance with Section 162(m) for employees who are or may be subject thereto. Participants who are initially hired, promoted or transferred into an eligible job after that date, or during the fiscal fourth quarter, are not eligible to receive any incentive payout for the Plan Period.

A Participant’s cash incentive payment amount and applicable business and financial performance measures are effective and final on the date as set forth in the Schedule, and may be adjusted at the discretion of the Compensation Committee or Management, as appropriate subject to compliance with Section 162(m) for employees who are or may be subject thereto.

Administration of Cash Incentive Payments
Cash incentive payments shall be determined by the Compensation Committee for the Company’s Section 16 Officers and employees who are or may be subject to Section 162(m) or Management for all other employees under this Plan, by reference to Deckers’ audited financial results for the Plan Period; provided that in no event shall the cash incentive payments be made later than March 15 of the year following the year in which the cash incentive payment is earned.

The following will apply to the Plan and its administration:

•    In the United States, cash incentive payments shall be taxed at the flat IRS rate, plus applicable state and local rates for cash incentive payments unless otherwise agreed in writing between the Participant and the CHRO and CFO. Participants who contribute to a 401(k) or an Executive Nonqualified Deferred Compensation Plan will have contributions deducted from the Plan payouts based on their valid current deferral elections (subject to IRS and Plan limitations).

•    The Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, for the employees who are or may be subject to Section 162(m) and shall be administered and interpreted in accordance therewith. The Plan is intended to The Plan is intended to satisfy the short-term deferral exception under Section 409A and shall be administered and interpreted in accordance therewith.

•    For purposes of the Executive Nonqualified Deferred Compensation Plan, a separate bonus deferral election must have been made on or before the date the Participant becomes eligible to participate in the Plan for the applicable Plan Year unless otherwise agreed in writing between the Participant and the CHRO and CFO.

•    For all other countries, local regulations and plan provisions apply.

•    The Plan shall be subject to and administered in accordance with the terms and conditions of the relevant incentive plan set forth in the Schedule for each Plan Year.

•    In the event of any conflict between the terms and conditions of the Plan, the Schedule for any Plan Year or the relevant incentive plan set forth in the Schedule for any Plan Year, the terms and conditions of the relevant incentive plan shall control. In the event of any conflict between the terms and conditions of the Plan and the Schedule for any Plan Year, the terms and conditions of the Plan shall control.

The Compensation Committee or Management, as appropriate, reserves the right to reduce (including to zero) the amount of a cash incentive payment at its sole discretion.

Change of Control and Severance Agreements	To the extent the terms of this Plan conflict with any Participant’s Change of Control and Severance Agreement, the terms of the Change of Control and Severance Agreement shall control.

At-Will Employment
Nothing in the Plan shall be construed as a guarantee of continued employment. Deckers is an at-will employer, and both the Participant and Deckers may terminate the employment relationship at any time, for any reason, with or without cause. The at-will employment relationship may only be changed in a formal written agreement signed by the Participant and Deckers.

Plan Administration
The Compensation Committee will review the Plan on a periodic basis and reserves the right at its discretion to review, change, amend, or cancel the Plan at any time with or without notice. All determinations made by the Compensation Committee with respect to the administration or interpretation of the Plan shall be final and binding on all Participants.

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Management Incentive Plan
Plan Year Detail Schedule
Plan Year:     ______
Pursuant to Which Incentive Plan:     ___________
Date Adopted:         ___________
Plan Effective Date:     ___________
Plan Period:         ___________
Anticipated Payment Determination Date:    ___________
Eligible Job Title Guidelines: ___________
Payment if Participant ceases to serve as a full-time employee of the Company due to death, Retirement (as defined below) or “Disability” (as defined in the relevant incentive plan):
Payment under this Plan shall be as follows:

•	Upon Death or Disability During the Plan Period: ___________

•	Upon Retirement During the Plan Period: ___________

•	Upon Death, Disability or Retirement After the Plan Period and Before the Date the Cash Incentive Payments are Actually Made: ___________

Maximum Cash Incentive Payment under the Plan per Participant:
___________, unless otherwise determined by the Compensation Committee or Management, as appropriate
Method of Communication for Target Cash Incentive Payment for Other Participants:
___________
Method of Communication for Business and Financial Measures for Other Participants:
___________
Date on which Participant’s Target Cash Incentive Payment Amount and the Applicable Business and Financial Performance Measures are Finally Determined (regardless of a change in Participant’s title or changes in business unit):
___________, unless otherwise determined by the Compensation Committee for the Company’s Section 16 Officers and employees who are or may be subject to Section 162(m) or Management for all other employees under this Plan

Target Cash Incentive Payment for Section 16 Officers:

Section 16 Officer	Target Percentage of Salary

Business and Financial Measures for Section 16 Officers: ___________